3Si HOLDINGS, INC.

                    Notice of Annual Meeting of Shareholders
                          To Be Held on April 30, 1999


Notice is hereby given that the annual meeting of shareholders of 3Si HOLDINGS, INC., a Wyoming corporation ("3Si" or "the Company"), will be convened at 2:00 p.m. MDT on Friday, April 30, 1999, at the offices of the Company, 6886 S. Yosemite Street, Englewood, Colorado, 80112, for the following purposes:

1. To ratify and approve the separation of the software division from 3Si Holdings, Inc. into a newly formed Colorado subsidiary, KEWi.net, INC. ("KEWi.net"), in exchange for the stock of KEWi.net; the initial issuance of all of the outstanding shares of KEWi.net to 3Si; and the offering and issuance of up to 750,000 additional shares of stock in KEWi.net pursuant to a private offering qualifying under Regulation D; and

2. To approve the possible sale of substantially all of the assets of 3Si Holdings, Inc. (excluding its accounts receivables, and its subsidiary, KEWi.net) to P.C. Specialists, Inc., a California corporation, pursuant to an existing letter of intent; and

3. To elect a Board of Directors consisting of five members to hold office until the next annual meeting of shareholders and until their successors shall be elected and shall qualify; and

4. To ratify the appointment of Balogh & Tjornehoj, as independent auditors of the Company for the fiscal year ending June 30, 1999; and

5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Shareholders of record at the close of business on April 8, 1999, will be entitled to vote at the meeting.

A proxy statement explaining the matters to be acted upon at the annual meeting is enclosed.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING. YOUR VOTE IS IMPORTANT.

                                             By the Board of Directors,


                                             /s/ F. Larry Valdez
                                             --------------------------
                                             F. Larry Valdez, Chairman
                                             Englewood, Colorado
                                             April 9, 1999

                               3Si HOLDINGS, INC.
                             6886 S. Yosemite Street
                            Englewood, Colorado 80112

                                 Proxy Statement

                         Annual Meeting of Shareholders
                            To Be Held April 30, 1999


                                     GENERAL

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of 3Si HOLDINGS, INC. ("3Si" or the "Company"), to be used at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 6886 S. Yosemite Street, Englewood, Colorado, on April 30, 1999, at 2:00 p.m. MDT for the purposes set forth in the accompanying Notice of Annual Meeting. This statement was sent to shareholders of the Company on or about April 9, 1999.


                             SOLICITATION OF PROXIES

         The shares covered by the enclosed proxy, if such is properly executed and received by the Board of Directors prior to the Meeting, will be voted in favor of the proposals to be considered, and in favor of the election of five nominees to the Board of Directors as listed in "Election of Directors" below, unless such proxy specified otherwise or the authority to vote in the election of directors has been withheld. A proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company at its above address. Shareholders may vote their shares in person if they attend the Meeting, even if they have executed and returned a proxy.


                             PURPOSE OF THE MEETING

         The matters to be brought before the Meeting are the ratification and approval of the newly-formed, wholly-owned subsidiary corporation, KEWi.net, Inc. ("KEWi.net") in exchange for the stock of KEWi.net and the initial issuance of all of the outstanding KEWi.net stock to 3Si; to be followed by the offering and issuance of up to 750,000 additional shares of stock in KEWi.net pursuant to a private offering qualifying under Regulation D; to approve the possible sale of substantially all of the assets of the Company (excluding its newly-created subsidiary, KEWi.net) to P.C. Specialists, Inc., a California corporation; and to ratify the selection of Balogh & Tjornehoj as the Company's auditors for the fiscal year ending June 30, 1999.

                                VOTING SECURITIES

         Only shareholders of record at the close of business on April 8, 1999, will be entitled to vote at the Meeting. On that date, there were issued and outstanding 33,756,798 shares of Company's $0.01 par value common stock ("Common Stock"), entitled to one vote per share. Cumulative voting is not permitted.

         A majority of the outstanding Common Stock (the presence in person or by proxy of at least 16,878,400 shares) will constitute a quorum for the transaction of business at the meeting. The vote of a majority of such quorum is needed to approve the spin-off, to ratify the private offering, to approve the possible sale of substantially all of the assets of the Company, to elect directors, and to ratify the selection of Company's auditors.

         Three 3Si shareholders, Frank W. Backes, Frederick J. Slack and F. Larry Valdez (the "Principal Shareholders"), hold and vote 83.4% of the Common Shares of the Company. The Principal Shareholders intend to vote in favor of all the matters (1 through 4 in the Notice of Annual Meeting) to be brought before the Meeting.


                  1. RATIFICATION AND APPROVAL OF SEPARATION OF
                  SOFTWARE DIVISION AS A NEW SUBSIDIARY OF 3Si
                    (KEWi.net) AND RATIFICATION AND APPROVAL
                     OF PRIVATE OFFERING OF KEWi.net SHARES

         The Company has developed a software product (KEWi) which the Company believes may help to revolutionize help desk products and services throughout the world. This proprietary software works via the Internet. It maximizes the efficiency of help desk support by responding to over 50% of first-tier calls automatically through KEWi's knowledge-based access technology. Large customers as well as individual PC consumers may be served by this technology. An overview of the KEWi product is attached to this Proxy Statement as Exhibit A.

         The Board of Directors feels that it is in the best interest of 3Si and its shareholders to separate the 3Si software division (including the KEWi.net product) as a separate, new subsidiary of 3Si, INC. (KEWi.net), which will allow KEWi.net and its management to be focused on the software business, which is very different from, and should be managed apart from, the other business of 3Si.

         To successfully market the self-help desk, and other KEWi.net products as they are developed, will require an infusion of new capital. Therefore, the Board of Directors of 3Si has adopted the following plan, which will be submitted to 3Si shareholders for ratification and approval:

         1) The software division of 3Si (including the KEWi product) will be separated into a newly-formed subsidiary of 3Si (KEWi.net) in exchange for all of the outstanding stock of KEWi.net.

         2) All of the initially outstanding KEWi.net stock will be issued to 3Si (so that the pro-rata ownership in KEWi.net of existing 3Si shareholders will be equivalent to the percentage of ownership which each shareholder currently own in 3Si). Current 3Si shareholders will continue to own their shares in 3Si with no change except that they will now own a percentage of KEWi.net equal to their percentage ownership of 3Si.

         3) 3Si will retain all other 3Si assets (other than the software division transferred to KEWi.net) and proposes to sell substantially all of its retained, fixed assets and contracts (while retaining its accounts receivable) to P.C. Specialists, Inc., a California corporation, pursuant to an existing letter of intent between 3Si and P.C. Specialists, Inc. (see proposal No. 2 below).

         4) A private offering (pursuant to Regulation D under the Securities Act of 1933) will be made to both new investors and to current KEWi shareholders ("the Offering") to raise the additional capital required to market the KEWi product. The Offering, as described in the Private Offering Memorandum, will be for a minimum of $500,000 and a maximum of $750,000.

         To the extent additional financing may in the future be required, existing KEWi shareholders (constituting the existing 3Si shareholders and new investors pursuant to the Offering) may not have preemptive rights (to acquire additional shares to prevent their percentage of ownership from being diluted).

         The structure and tax-free nature of the creation of KEWi.net as a subsidiary of 3Si has been approved by Draney, Lomas & Associates, P.C., C.P.A.s. The details of this transaction, and the tax consequences, are set forth in Exhibit B hereto.


         Any existing shareholder of 3Si who desires to acquire additional stock in KEWi.net (in addition to their percentage ownership of those shares which will be automatically issued to 3Si pursuant to the separation of KEWi.net as a subsidiary of 3Si, will have the opportunity to subscribe to additional shares in the Private Offering. If any shareholder is interested in receiving further information, including a Private Offering Memorandum, please contact Frank Backes, KEWi.net, at 6886 S. Yosemite Street, Englewood, Colorado, 80112.


         FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THE RATIFICATION AND APPROVAL OF 3Si'S CREATION OF A NEW SUBSIDIARY, KEWi.net, INC., IN EXCHANGE FOR THE STOCK OF KEWI.NET, AND FURTHER RECOMMENDS THE RATIFICATION AND APPROVAL OF THE KEWI.NET PRIVATE OFFERING.

                    2. RATIFICATION OF SALE OF SUBSTANTIALLY
                          ALL OF 3Si'S REMAINING ASSETS
                          (EXCEPT ACCOUNTS RECEIVABLE)

         On March 17, 1999, the Company received a proposal from P.C. Specialists, Inc., a California corporation, to purchase substantially all of the assets of 3Si Holdings, Inc. (excluding the software division transferred to 3Si's subsidiary, KEWi.net) and a signed letter of intent ("Letter of Intent"), giving P.C. Specialists a 60-day due diligence period, in which it will investigate the feasibility of the transaction, and decide whether to enter into a definitive agreement ("Definitive Agreement") for purchase of these assets.

         A copy of the Letter of Intent is attached to this Proxy Statement as Exhibit C.

         Pursuant to the Letter of Intent, and if the transaction contemplated by the Letter of Intent is consummated, 3Si will, after sale of its assets on the terms to be agreed in the Definitive Agreement, continue to exist as a going business concern. The 3Si management anticipates that 3Si will become a master reseller of the KEWi self-help desk and other products to be developed by KEWi.net, and thus will profit from KEWi.net's products, if successful.

         If the acquisition of substantially all of 3Si's assets by P.C. Specialists goes forward under the conditions set forth in the Letter of Intent, 3Si will be paid $500,000 in cash at closing. 3Si will also be able to "earn" up to an additional $2,500,000 (in no event will the purchase price of the assets sold to P.C. Specialists, Inc. exceed $3,000,000) based upon the contingencies set forth in the Letter of Intent.

         Larry Valdez, presently CEO of 3Si, will be replaced by Frank Backes in that position. Frank Backes and Fred Slack, presently executives, directors and principal shareholders of 3Si, will remain as directors of 3Si, but will, effective retroactively to March 1, 1999, be full-time employees of KEWi.net. Frank Backes will be the President of KEWi.net and Fred Slack will be KEWi.net's Vice President/Marketing.

         FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF 3Si (EXCLUDING THE SOFTWARE DIVISION TRANSFERRED TO 3Si'S SUBSIDIARY, KEWi.net) TO P.C. SPECIALISTS, INC. ON THE TERMS AND CONDITIONS SET FORTH IN THE LETTER OF INTENT; PROVIDED, HOWEVER, THAT THE CONTINGENCIES SET FORTH IN THE LETTER OF INTENT, INCLUDING THE EXECUTION OF A DEFINITIVE PURCHASE AGREEMENT BETWEEN 3Si AND P.C. SPECIALISTS, ARE SATISFIED.

                            3. ELECTION OF DIRECTORS

         The Company has no nominating or similar committee of its Board of Directors. It is the recommendation of the Board of Directors that the Board for the coming year, and until their successors have been duly elected and qualified, shall consist of the five members of the current Board of Directors.

         Unless the authority is withheld, it is intended that the shares represented by your proxy will be voted for the election of the five nominees named below, all of whom are presently members of the Board of Directors. If any nominees should not serve for any reason, or if a vacancy should occur before the election (which is not anticipated), your proxy will be voted for any person who is designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to expect that any nominee will be unable to serve. There is no arrangement between any of the nominees and any other person pursuant to which he was or is to be elected as a director or nominee, nor is there any family relationship between or among any nominees or the executive officers of the Company.

         The following sets forth information as of the record date for the Meeting concerning (a) all persons known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, and (b) each nominee, including such person's ownership of Common Stock (the Company's only class of voting securities), on an individual basis and ownership by all nominees of the Company as a group:

     (a) Beneficial owners of more than five percent (5%) of the Company's Common Stock (other than those set forth in (b) below):


                     Name and Address     Shares of Stock        Percent
  Title of            of Beneficial        Beneficially            of
   Class                  Owner               Owned               Class
   -----                  -----               -----               -----
Common Stock                     - NONE -

         (b) Nominees for election as director, and all officers and directors:

                                                       Period of Service                Shares
                               Position with               as Director          beneficially
Name and Age    The Company      or Officer                   owned (1) Percent


Frederick J. Slack            Vice President            5/28/97                 9,387,777      27.8%
Age:     44                   and a Director            to present (3Si)
Frank W. Backes               Vice President            5/28/97                 9,387,777      27.8%
Age:     38                   and a Director            to present (3Si)
Felipe L. Valdez              President, CEO            5/28/97                 9,387,778      27.8%
Age:     46                   and a Director            to present (3Si)
Tom N. Richardson             a Director                7/10/86                 188,724          *
Age:     49                                             to present (Tyrex)
Doris K. Backus               Secretary and             12/5/91                 53,567           *
Age:     45                   a Director                to present (Tyrex)
All Directors as a Group                                                        28,405,622   84.147%

__________________
* Less than 1%

(1) Beneficial ownership results in each case from the possession of sole ownership of the shares voting and investment power with respect to the shares.

     Frederick J. Slack has served as a Director of 3Si since August 1993. Mr. Slack received his B.A. degree in Education in 1977 from the University of Northern Colorado. Mr. Slack began his business career as a Methods and Procedures Analyst for National Farmers Union Insurance in Denver, where he was first introduced to mainframe computer environments. Mr. Slack then went to work as the Western Territory Sales Manager for Travenol Labs selling hospital/medical information systems involving IBM equipment. In 1986, Mr. Slack became a sales/project manager for Digital Equipment Corporation. Initially, Mr. Slack served as one of the project managers within the LSST (Large Systems Selling Team) which focused on large, complex, million dollar solutions to larger customers. LSST selling required multi-computer system disciplines including hardware, software, consulting, training and implementation. Mr. Slack then moved his sales expertise and success, into the Government Sales Division for Digital. Over the next five years, Mr. Slack served as project manager for similarly large, sophisticated government customers with mission-critical, classified systems needs. Mr. Slack's responsibilities included writing "white papers", preparing and presenting bids and proposals, negotiating contracts, and implementation of contracts once awarded. Mr. Slack, throughout his career, has been involved in preparing personal, division and corporate budgets and implementation of those budgets at all levels.

         Frank W. Backes has served as Director of Technology and a Director of 3Si since August 1993. Mr. Backes received his B.S.E.E. degree in Semiconductor Physics in 1984. Mr. Backes started his career working for Science Applications International Corporation designing Command and Control systems for the Department of Defense. Mr. Backes' accomplishments in the field of Command and Control systems include: research and successful development of client-server based systems in 1987; dynamic user interface designs in 1988 using Ada and PHIGS; implementing 3-D graphics for display of command center information in 1989; training and working in combat position as an orbital analyst in the Space Surveillance Center at NORAD; and, designing and implementing several command centers pushing the development of state of the art high availability techniques. In 1989, Mr. Backes went to work for Digital Equipment Corporation as a computer industry analyst. In addition to his work in the computer industry, Mr. Backes has utilized his skills in working with and teaching students from elementary schools to high schools. One project was teaching students to interact, over the Internet, with the Mars Land Rover developed by Jet Propulsion Lab for NASA. Other projects include coaching Odyssey of the Mind teams and working as a tutor for students in math and science.

         Felipe Larry Valdez has served as a Director of 3Si since August of 1993. Mr. Valdez began his career working in telecommunications electronic manufacturing operations in Logistics, Production and Inventory planning in 1971. Mr. Valdez moved from telecommunications manufacturing to computer manufacturing when he joined Digital Equipment Corporation in 1977 in its Albuquerque operations as an Inventory Control Planner. Shortly after that, Mr. Valdez relocated to Digital's Colorado Springs operations where he was responsible for New Product introduction on a variety of leading technology storage products. Mr. Valdez was promoted into Digital's Customer Support Center where he led technical support teams in providing remote support to a variety of customers on a national level. Mr. Valdez joined Digital's Software Support organization where he led technical and business consultants in providing pre- and post-sales support to Digital's sales representatives in major federal government and commercial accounts. Mr. Valdez' teams were successful at winning and deploying numerous programs for Digital Equipment where both he, individually, and his teams, collectively, were recognized numerous times for their accomplishments. Mr. Valdez obtained bachelor and masters degrees in Business Administration while employed full-time. In 1997, Mr. Valdez was selected by the University of Phoenix as a faculty member in its Organization Behavior studies program where he teaches Organization Communications courses.

         Tom N. Richardson graduated from the University of Wyoming in 1972 with a B.S. degree in Business Administration. From 1976 to 1980, he worked as a Landman and Contracts Supervisor for Gulf Oil Corporation in Casper, Wyoming. In 1980, he joined the Company as Manage of Land. He was elected President and Chief Financial Officer of the Company in March 1994. He is a Certified Professional Landman, a member of the Wyoming Association of Petroleum Landmen and a member of the American Association of Petroleum Landmen. Mr. Richardson has been a member of the Board of Directors of Tyrex since July 10, 1986. On December 31, 1997, subsequent to the completion of the Company's self-tender offer, Mr. Richardson tendered his resignation as an officer of the Company, but remains as a member of the Board of Directors. He is currently an independent oil producer.

     Doris K. Backus graduated from the National College of Business in 1974 with an Associate's degree as a legal secretary. She has over 20 years experience in various areas of the oil and gas business and has been employed by the Company since 1983. Ms. Backus has been a member of the Board of Directors of Tyrex since December 5, 1991. Ms. Backus is currently the secretary of the Company and remains as a member of the Board of Directors. She currently owns and operates her own candy distribution company, Sweets & Treats.

     No family relationship exists between or among any of the nominees and executive officers of the Company. Except as disclosed above, none of the nominees are directors of any other company having a class of equity securities registered under or required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940, as amended.


                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has held five (5) meetings during the fiscal year which ended June 30, 1998, and during the period July 1, 1998, to the date of this Notice of Annual Meeting and Proxy Statement. All directors were present for all of the meetings. In addition, the Board acted by unanimous written consent on all occasions. The Company's officers have made a practice of keeping its directors informed of corporate activities by personal meetings and telephone discussions.

     At the present time, the Company has no nominating, executive or similar committees. The Company has an audit committee consisting of Messrs. Slack and Valdez and Ms. Backus, and a compensation committee consisting of Messrs. Richardson, Slack and Backes.

     Based solely upon a review of Forms 3, 4 and 5, and amendment thereto, furnished to the Company during the fiscal year ended June 30, 1998, and for the subsequent quarters ended September 30, 1998, December 31, 1998, and March 31, 1999, the Company is unaware of any officer, director or beneficial owner of more than 10% of the Company's Common Stock who failed to file reports required by Section 16 of the Securities Exchange Act of 1934.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are listed below. Messrs. Backes, Slack and Valdez are also members of the Board of Directors and their biographical information is presented above under "3. Election of Directors" above.

          Name                     Position
          ----                     --------
          Felipe Larry Valdez      President and
                                   Chief Executive Officer

          Frank W. Backes          Vice President and
                                   Director of Technology

          Frederick J. Slack       Vice President, Marketing

          Doris K. Backus          Secretary

         There are presently employment contracts with Frank Backes, Fred Slack and Larry Valdez. A copy of these employment contracts is available from the Company.

                             EXECUTIVE COMPENSATION

Compensation

         The following table presents the aggregate compensation which was earned by the Executive Officers for the fiscal years ended June 30, 1998, 1997 and 1996 for the Company and its predecessor, Tyrex Oil Company, and for the period from July 1, 1998 to March 1, 1999.

                                                                           Long-term compensation
                                          Annual compensation               Awards         Payouts
                                   --------------------------------   -----------------    -------
                                                          Other                                            All
                                                         annual      Restricted                          other
     Name and                                            compen-       Stock     Options/   LTIP        compen-
principal position         Year     Salary ($)  Bonus    sation (1)    Awards      SARs    payouts      sation
------------------         ----     ----------  -----  ------------  ----------  --------  -------     ---------
Tyrex Oil Company:
Tom N. Richardson          1998       $ 0.00
President, CFO             1997       52,500      ---     ---        ---         ---         ---            ---
                           1996       52,500      ---     ---        ---         ---         ---            ---
                           1995       52,500      ---     ---    $   7,813       ---         ---            ---

3Si & 3Si Holdings:
Frederick J. Slack         1998     $110,000      ---     ---        ---         ---         ---            ---
Chief Executive            1997       37,500      ---     ---        ---         ---         ---         $ 13,279
     Officer               1996       68,000      ---     ---        ---         ---         ---           31,871
                           1995       68,000      ---     ---        ---         ---         ---           71,518
                           1994       68,000      ---     ---        ---         ---         ---           45,775

Frank W. Backes            1998     $110,000      ---     ---        ---         ---         ---            ---
Vice President             1997       37,500      ---     ---        ---         ---         ---         $ 13,279
                           1996       68,000      ---     ---        ---         ---         ---           31,871
                           1995       68,000      ---     ---        ---         ---         ---           71,518
                           1994       68,000      ---     ---        ---         ---         ---           45,775

Felipe L. Valdez           1998     $110,000      ---     ---        ---         ---         ---            ---
Chief Operating            1997       37,500      ---     ---        ---         ---         ---         $ 13,279
     Officer               1996       68,000      ---     ---        ---         ---         ---           31,871
                           1995       68,000      ---     ---        ---         ---         ---           71,518
                           1994       68,000      ---     ---        ---         ---         ---           45,775

                                       9


(1)  Perquisites  and other  personal  benefits or property  did not, in  aggregate,  exceed  $50,000 or 10% of the total  compensation.
(2)  3Si was a subchapter S corporation  prior to its  acquisition by Tyrex.  Amounts  indicated are  distributions
     to the   three officers of 3Si named above, made to them in their capacities as shareholders.
(3)  There were no stock  options  granted to executive  officers  during 1998 or from January 1, 1998 through April 1, 1999.

                                  STOCK OPTIONS

             The following table shows all individual grants of stock options during the fiscal year ended June 30, 1998, and from December 31, 1998 to March 31, 1999. The Company has not granted any stock appreciation rights ("SARs").

                   Number of       Percent of
                   Securities      Total Options
                   Underlying      Granted to        Exercise or
                   Options         Employees in      Base Price    Expiration
                   Granted (#)(1)  Fiscal Year       (#/Sh) (2)    Date
--------------------------------------------------------------------------------

                                    - NONE -


             There were no aggregate stock options exercised during the fiscal year ended June 30, 1998, and the period from July 1, 1998 to March 1, 1999, and no unexercised options as of April 1, 1999 for the group of officers and directors identified above.


Certain Transactions

         Other than as set forth in this Proxy Statement, no officer, director or principal shareholder of the Company has or proposes to have any direct or indirect material interest by security holdings, contracts or otherwise in the Company or in any assets proposed to be acquired by the Company, or by KEWi.net, or in any purchase, the value of which will be affected by the operations of the Company.

         As of April 9, 1999, Messrs. Backes, Slack and Valdez, the three principal shareholders of 3Si, are involved in negotiating the final terms of an Agreement to sell in a private, Regulation D Offering, 166,000 shares of the Company's Common Stock at $0.15 per share to six investors, all of whom are shareholders of Space Mark, Inc., a Colorado company which has committed to invest $500,000 in the Offering to be made by KEWi.net. There are no voting agreements or similar arrangements with respect to this stock. A copy of the Common Stock Purchase Agreement between the parties will be available from the Company as soon as it has been completed and signed.

         As of April 9, 1999, Frank Backes also intends to sell to his father (who is an "Accredited Investor" pursuant to Regulation D, and who is not an officer, director or affiliate of the Company), $5,000 of 3Si stock currently owned by Frank W. Backes. There are no voting arrangments with respect to this stock.

         On April 2, 1999, the Company signed an Agreement with Corp.Net, Inc., a Colorado corporation, for Corp.Net to provide to 3Si consulting services in connection with the private offering, and the financing and management of KEWi.net, in exchange for shares in KEWi.net to be issued to Corp.Net, on a contingent basis, over a one year period. If all contingencies are met, Corp.Net could receive up to 10% of the total KEWi.net stock (after completion of the private offering). A copy of the Agreement between KEWi.net and Corp.Net is available from the Company.


                4. PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

         Although ratification of the appointment of Balogh & Tjornehoj as the Company's independent auditors for the fiscal year ended June 30, 1999 is not required by Wyoming corporate law or by the Company's Articles of Incorporation or Bylaws, the Board of Directors, the Audit Committee recommends this selection be ratified and approved by the shareholders. If shareholder approval is not received, the Board of Directors will reconsider the appointment of its auditors. It is expected that a representative of Balogh & Tjorneho will be present at the Meeting and will be given an opportunity to make a statement if he/she desires to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

                                5. OTHER MATTERS

         The Board of Directors is aware of no other matters to be brought before the Meeting which require a shareholder vote; if other matters properly came before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.

         No  compensation  will  be  paid  to  any  person  in  connection  with solicitation of proxies. Brokers, banks and other entities will be reimbursed out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. Special solicitation of proxies may in certain instances be made personally or by telephone by officers and employees of the Company and by employees of certain banking and brokerage houses. All expenses, estimated to be normal in connection with this solicitation, will be borne by the Company.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

         You are referred to the Company's Form 10-K filed with the Securities and Exchange Commission on June 30, 1998, including financial statements filed therein for the fiscal year ended June 30, 1998, and to the Form 10-Qs filed with the Securities and Exchange Commission by the Company for each quarter ended September 30, 1998 and December 31, 1998. The Form 10-K and other financial information is not incorporated in this proxy statement and is not to be considered part of the soliciting material. Copies of the Company's Annual Report for the fiscal year ended June 30, 1998, as filed with the Securities and Exchange Commission on Form 10-K, and the 10Q reports filed for subsequent quarters, including financial statements and schedules thereto may be obtained by written request from F. Larry Valdez, Chairman, 3Si Holdings, Inc., 6886 S. Yosemite Street, Englewood, Colorado, 80112.


                      COMPLIANCE WITH SECTION 16(a) OF THE
                          1934 SECURITIES EXCHANGE ACT

         The Company is not aware of any instances of late filing of reports required by Section 16(a) of the 1934 Securities Exchange Act for the fiscal year ended June 30, 1998, and for the period from July 1, 1998 through March 31, 1999.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                     FOR ANNUAL MEETING SCHEDULED TO BE HELD

         Any proposal by a shareholder to be presented at the Company's next Annual Meeting of Shareholders scheduled to be held on or about January 15, 2000, must be received at the Company's offices, 6886 S. Yosemite Street, Englewood, Colorado, 80112, no later than October 15, 1999. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

                                        By Order of the Board of Directors



                                        /s/ F. Larry Valdez
                                        -------------------
                                        F. Larry Valdez, Chairman

                                    EXHIBIT A

                                OVERVIEW OF KEWi

         The KEWi product and technologies efficiently automate functions for providing internal and external "technical support" to an organization's computer users. Strategically, KEWi software is designed to be a "learning system" to (a) optimize performance and (b) accumulate "knowledge". 3Si's proprietary technology allows users to access virtually any database over the Internet in a quick and responsive manner. Users (via Internet certificates/subscriptions) access the database via a "friendly web-browser" which assists the user with key-word searches of the database. The user will generally locate the information in the database on their own 50% of the time (based on industry standards and 3Si's previous experience). Depending on the database being searched, the "call avoidance" success rate only increases. When the User does NOT solve their own question, the software allows "call logging". The User, again through "most-friendly" screen prompting, is able to log a call-ticket for response by a live help-desk technician. Most of the time the help-desk technician is able to respond via the Internet simply by accessing the database with better key-word searches.

When the help-desk tech cannot easily respond from the current database of information attached to the software, the tech simply performs the logical research, responds to the User over the Internet AND updates the database with the new information (i.e. knowledge). This knowledge is then available for Users and technicians in the enhanced database: now, an ever expanding knowledge-base. Depending on the database and the agreement with the User's sponsor, the knowledge can become the property of the Company.

KEWi is designed to be the place where computer users will go for answers. With the ability to combine private and general knowledge into the same tool while delivering that knowledge to anyone anywhere, KEWi will become the Internet site users go to for answers. KEWi can deliver this for the first time because of unique integration of the three steps required for the successful delivery of valuable support.

          1.  Low  impact  mining  of  organizational  knowledge.
          2.  Tools  for harnessing  the  knowledge  and support.
          3.  Delivery of knowledge and support to anyone, anywhere, anytime.

Initial KEWi development is completed and the product is being delivered to customers today. Anticipated to be the first of a family of Internet-based products to be developed by KEWi.net, KEWi is an Internet-based customer support system providing knowledge management, trouble ticket management, and call avoidance capabilities. KEWi provides immediate access to current company information, product knowledge and general knowledge with the ability to communicate with support personnel via the Internet.

                                    EXHIBIT B

                  THE CREATION OF KEWI.NET AS A 3Si SUBSIDIARY


BACKGROUND OF AND REASONS FOR THE SUBSIDIARY

         KEWi.net will be a wholly-owned subsidiary of 3Si, engaged in the business of providing software information technology to assist users of personal computers. The creation of KEWi.net as a subsidiary, and the initial issuance of all of the outstanding stock of KEWi.net to 3Si will complete the restructuring of 3Si to respond to fast-paced changes in customer needs and demands, and new technology in the industry in which 3Si has operated in the past. In 3Si's view, these changes are creating a new industry structure which has heightened the need for focused management time and attention in each of the businesses (hardware, reselling and software) previously conducted by 3Si. For these reasons, the Board of Directors of 3Si has determined to separate its businesses by means of its restructuring, including the sale of a substantial part of 3Si's assets to P.C. Specialists and the creation of KEWi.net as 3Si's wholly-owned subsidiary (and the transfer of the assets of 3Si's software division to KEWi.net).

INITIAL ISSUANCE OF STOCK IN KEWI.NET TO 3SI

         KEWi.net  is  authorized  to issue  5,000,000  shares of Common  Stock.
Initially, 1,565,218 shares of KEWi.net's Common Stock will be issued to 3Si. All such shares of Common Stock will be fully paid, non-assessable and free of preemptive rights.

         NO HOLDER OF 3SI COMMON STOCK WILL BE REQUIRED TO MAKE ANY PAYMENT FOR THE SHARES OF KEWI.NET COMMON STOCK TO BE RECEIVED BY 3SI, OR TO SURRENDER OR EXCHANGE SHARES OF 3SI COMMON STOCK OR TO TAKE ANY OTHER ACTION.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION

         The creation of KEWi.net as a wholly-owned subsidiary of 3Si, and the transfer of the assets currently in 3Si's software division to KEWi.net is intended to qualify as tax-free under Section 351 of the Internal Revenue Code (the "Code"). Accordingly, so long as the separation of KEWi.net as a subsidiary qualifies under Section 351 of the Internal Revenue Code, neither 3Si nor KEWi.net will recognize any income, gain or loss with respect to the issuance of KEWi.net shares to 3Si.

         Should the  separation  ultimately be  determined  not to qualify under
Section 351 of the Code, there should be no adverse tax consequences to 3Si shareholders, but the transaction might result in a tax to KEWi.net (3Si has a net operating loss carry forward, against which any tax could be offset).

         THE FOREGOING SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION IS FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO 3Si SHAREOWNERS WHO ACQUIRED THEIR SHARES IN CONNECTION WITH THE GRANT OF A SHARE OF RESTRICTED STOCK OR OTHERWISE AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL 3Si SHAREOWNERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE POSSIBLE TAX CONSEQUENCES, IF ANY, OF THE TRANSACTION TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

KEWi.net STOCK; SHAREHOLDERS; AFFILIATES

         KEWi.net initially will have only one shareholder (3Si). However, after the Private Offering, the number of record holders of KEWi.net will increase based upon the number of investors who purchase the additional 500,000 (minimum) to 750,000 (maximum) shares in the Offering.

         The Transfer Agent and Registrar for the KEWi.net Common Stock will be American Securities Transfer ("AST") of Denver, Colorado. For certain information regarding options and other equity-based employee benefit awards involving KEWi.net Common Stock that may become outstanding after the Distribution, see "Management" and "Certain Transactions".

         Under The Securities Act of 1933, as amended (the "Securities Act"), "affiliates" of KEWi.net will generally include individuals or entities that control, are controlled by, or are under common control with KEWi.net and may include certain officers and directors of KEWi.net as well as principal stockholders of KEWi.net, including 3Si. Persons who are affiliates of KEWi.net will be permitted to sell their shares of KEWi.net Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(2) of the Securities Act (relating to private sales) or by Rule 144 under the Securities Act.

CONDITIONS; TERMINATION

         The completion of the proposed separation of KEWi.net as a subsidiary of 3Si is conditioned upon, among other things: (a) the receipt by 3Si of assurances from Draney, Lomas & Associates, P.C. the effect that the transaction qualifies as tax-free under Section 351 of the Code; (b) the receipt of any material governmental approvals and third party consents, if any, necessary to consummate the transaction; and (e) the formal ratification and approval by the shareholders of 3Si of the transactions. The 3Si Board may, but has no obligation to, waive any of these conditions. In addition, regardless of whether these conditions are satisfied, the 3Si Board has reserved the right to abandon, defer or modify the transactions.

                                    EXHIBIT C

                                 March 17, 1999

Larry Valdez, President
3SI Holdings, Inc.
6886 South Yosemite Street
Englewood, CO 80112

         Re:      Proposal to Purchase 3SI Holdings, Inc.

Dear Mr. Valdez:

         This letter is intended to summarize the principal terms of a proposal being considered by PC Specialists, Inc., a California corporation (the "Buyer") regarding the possible acquisition of substantially all of the assets (except those certain assets associated with the development and delivery of KEWi products and services) and the assumption of certain liabilities (the "Transaction") of 3SI, Inc., a Colorado corporation (the "Company"). In this letter, (i) the Buyer and the Company are sometimes called a "Party" or the "Parties," and (ii) the Buyer's possible acquisition of substantially all of the assets and the assumption of certain liabilities of the Company is sometimes called the "Possible Acquisition."

                                    Part One

         Subject to the conduct of due diligence and the provisions contained herein, the Parties wish to commence negotiating a definitive written acquisition agreement providing for the Possible Acquisition (a "Definitive Agreement"). To facilitate the negotiation of the Definitive Agreement, at the appropriate time, the Parties will request that the Buyer's counsel prepare an initial draft. The execution of any such Definitive Agreement would be subject to the satisfactory completion of the Buyer's ongoing investigation of the Company's business. The parties agree that the Definitive Agreement will contain: (i) the basic purchase and payment terms: (ii) the assets to be acquired and the liabilities, if any, to be assumed, (iii) customary and mutually agreeable representations and warranties, (iii) customary and mutually agreeable covenants, and (iv) customary and mutually agreeable provisions for indemnification.

         Based on the information currently known to the Buyer, it is proposed that the Definitive Agreement include the following terms:

1.       Basic Transaction

         Buyer will purchase substantially all of the assets of the Company ("Assets") and assume certain liabilities ("Assumed Liabilities") at the price (the "Purchase Price") set forth in Paragraph 2 below. The closing of this transaction (the "Closing") would occur concurrent with the execution of the Definitive Agreement or as soon thereafter as possible. Assets will be transferred to the Buyer free and clear of any and all liens, liabilities or encumbrances.

         3SI, Inc. will continue operations as a Master Reseller for KEWi.net delivering sales, support, outsourcing and integration services for the Customer Relationship Management (CRM) Business Segment.

Larry Valdez, President
3SI Holdings, Inc.
March 17, 1999

The CRM business segment is defined by the following software segments:

o        Customer Service Software (KEWi)
o Sales Automation/contact management applications (Being developed by KEWi.net)
o Marketing applications (Integration of the customer support and sales automation systems)


2.       Purchase Price

         The Purchase Price shall be no more than $3,000,000 and will be determined and payable as follows:

          (i)       $500,000 payable at the Closing of the Transaction.

          (ii) For the period between the Closing and the date one year after the Closing ("Year 1 Period"): (a) $250,000 upon renewal of the U.S. Postal Service Contract; (b) $75,000 upon renewal of the State of New Mexico Contract; and (c) an amount equal to 75% of the Company Profits for the Year 1 Period. A method for determining and reporting Company "Profits" of the New Division of Buyer and the method for determining and reporting Company "Profits" of the New Division will be set forth in the Definitive Agreement.

          (iii) For the period between the end of the Year 1 Period and the date one year thereafter ("Year 2 Period"): $250,000 upon renewal of the U.S. Postal Service Contract: (b) $75,000 upon renewal of the State of New Mexico Contract; and (c) an amount equal to 50% of the "Company Profits" for the Year 2 Period.

          (iv) For the period between the end of the Year 2 Period and the date one year thereafter ("Year 3 Period"); an amount equal to 50% of the Company Profits for the Year 3 Period.

In no event shall the total Purchase Price exceed $3,000,000. If the Purchase Price payments made according to the terms set forth above do not equal the $3,000,000 threshold by the date that is three years after the Closing, then no further Purchase Price consideration shall be paid.

3.       Confidentiality Agreements

At the Closing, certain key employees and/or shareholders of the Company will execute and deliver standard confidentiality and non-disclosure agreements with respect to all trade secrets and other confidential proprietary information of the Company. Such agreements shall supersede and replace any previous confidentiality and non-disclosure agreements entered into by such parties with the Company.

4.       Employment Agreements; Non-Competition Agreements

At the Closing, certain key employees and/or shareholders of the Company will execute and deliver employment agreements and non-competition agreements mutually agreeable to the parties thereto. Such agreements shall supersede and replace any previous employment agreements and non-competition agreements entered into by such parties with the Company.

Larry Valdez, President
3SI Holdings, Inc.
March 17, 1999


                                    Part Two

         The following paragraphs of this letter (the "Binding Provisions") are the legally binding and enforceable agreements of the Buyer and the Company.


1. Access to Personnel, Books, Records and Properties; Prior Consent Before Contacting Vendors

     At all times prior to the consummation of the Transaction, the Company shall afford and shall use its reasonable best efforts to cause to be afforded to Buyer and its representatives, agents, and employees, full access to the personnel, properties, contracts, books and records, tangible assets, agreements and other documents and data of the Company as may be reasonably requested by Buyer or its representatives, agents or employees.



2.       Exclusive Dealing

     The  Company   understands  and  acknowledges  that  following  the  mutual execution of this Letter of Intent, Buyer will incur significant expenses in connection with its review and investigation of the Company. Accordingly, the Company agrees that beginning on the date of this Letter of Intent is executed by it and through and including May 12, 1999, the Company will not, nor will they permit any affiliate, officer, director, shareholder, employee, attorney, accountant, financial adviser or other representative of the Company to negotiate with, solicit, or participate in negotiations with any third party with respect to the sale of the Company, the sale of any assets of the Company (other than in the ordinary course), the sale of any ownership interests in the Company, or any similar transaction. The Company will immediately notify the Buyer regarding any contact between the Company or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

3.       Confidentiality

     Except as and to the extent required by law, the Parties will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the other Party, any Confidential Information (as defined below) furnished, or to be furnished, by such Party, or their respective representatives, at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For purposes of this paragraph. "Confidential Information" means any information about a Party identified in writing as "Confidential" promptly following its disclosure to such other Party, unless (i) such information is already known to the other Party or its representatives on a nonconfidential basis or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such other Party or its representatives, (b) the use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the Possible Acquisition, or (c) the furnishing or use of such information is compelled by judicial or administrative process or by other requirements of law. Upon the written request of a Party, the other Party will promptly return to the Company or destroy any confidential information in its possession and certify in writing to the other Party that it has done so. The Parties acknowledge that the Company is a publicly held "reporting" company which is required to file regular reports with the SEC pursuant to the Securities Exchange Act of 1934 (the "Act")

Larry Valdez, President
3SI Holdings, Inc.
March 17, 1999

4.       Conduct of Business

     Until the Definitive Agreement has been duly executed and delivered by all parties or this Letter of Intent has been terminated pursuant to Section 12 of Part Two below, the Company shall conduct its business only in the ordinary course of business, except with respect to the KEWi products, services, and assets which business the Company shall conduct in its sole discretion.

5.       Disclosure

     Except as and to the extent required by law, without the prior written consent of the other Party, neither the Buyer nor the Company will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties, conditions, or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made and it shall make its reasonable best efforts to accommodate changes to the required disclosure suggested by the other Party. The parties acknowledge that the Company is a publicly held "reporting" company which is required to file regular reports with the SEC pursuant to the Securities Exchange Act of 1934 (the "Act").

6.       Costs

     The Buyer and the Company will each be responsible for and bear all of its own costs and expensed incurred at any time in connection with pursuing or consummating the Possible Acquisition.

7.       Brokerage Fees

     No broker has been retained in connection with this Transaction. Each Party will indemnify and hold harmless the other, and its successors and assigns, from and against any and all actions, suits proceedings, damages, liabilities, losses, costs, and expenses (including experts' and attorneys' fees) arising out of or in connection with any claim by a Party for brokerage of finders' fees or commissions, or similar payment or remuneration in respect of the Transaction.

8.       Entire Agreement

     The Binding Provisions constitute the entire agreement between the Parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties.

9.       Disputes and Governing Law

     This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of California. Any dispute arising hereunder related to this Agreement shall be decided by a panel of three arbitrators convened in Colorado Springs. Colorado or San Diego, California, pursuant to the Rules of the American Arbitration Consortium. Notwithstanding the foregoing, either party may obtain injunctive or other equitable relief from a federal court in the District of California or a state court in San Diego Co9unty pending the decision of the arbitration panel.

Larry Valdez, President
3SI Holdings, Inc.
March 17, 1999

10.      Jurisdiction; Services of Process

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Letter of Intent may be brought against any of the parties in the courts of the State of California, county of San Diego, or, if it has or can acquire jurisdiction, in the United States District Court of the Southern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.      Counterparts

     This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, an document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

12.      Termination; No Liability

     This Letter of Intent may be terminated for any reason by either party at any time and without further obligation to the other party, if the Definitive Agreement has not been entered into by May 12, 1999. Notwithstanding anything contained herein to the contrary, however, the mutual covenants and agreements of the Parties expressed in the Binding Provisions shall be binding whether or not the Definitive Agreement is executed and whether or not the Transaction is consummated. The paragraphs and provisions of Part One of this letter do not constitute and will not give rise to any legally binding obligation on the part of any of the Parties. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Possible Acquisition, or relating to the negotiation of the terms of the Possible Acquisition or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of any of the Parties or the Company. The obligations of the Parties under Sections 3-11 of Part Two shall survive any termination or abandonment of this Letter of Intent.

Larry Valdez, President
3SI Holdings, Inc.
March 17, 1999



     If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

                                Sincerely,

                                PC SPECIALISTS, INC., a California corporation

                                By: /S/ Tom Janecek
                                -------------------------------------
                                Tom Janecek, Executive Vice President

     The undersigned hereby acknowledges and agrees to the terms and conditions set forth above, as of March 17, 1999.


                                3SI HOLDINGS, INC., a Colorado corporation
                                /S/ Larry Valdez
                                -------------------------------------
                                By: Larry Valdez, President



                      [SIGNATURE PAGE TO LETTER OF INTENT]

PROXY                            3Si HOLDINGS, INC.                        PROXY
                             6886 S. Yosemite Street
                            Englewood, Colorado 80112
           This Proxy Is Solicited On Behalf of the Board of Directors

     The undersigned hereby appoints Laddie Blaskowski as proxy to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held April 30, 1999. The named proxy shall have the power to appoint a substitute proxy for himself. The proxy shall have the power to vote: (i) only those shares of the Common Stock of 3Si held of record by the undersigned as of the close of business on March 31, 1999; (ii) at any adjournment or postponement of the meeting; and (iii) upon any subject which may properly be brought before the meeting. The proxy may vote upon all the matters described in the proxy statement furnished with this proxy, subject to any directions indicated below.

1.   Election of five (5) Directors:
      FOR all nominees  listed  below |_|    WITHHOLD  AUTHORITY to vote for all
             (except as written below)             nominees listed below |_|

Frank W. Backes          Doris K. Backus     Tom N. Richardson
Frederick J. Slack       Felipe L. Valdez

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space below.)

     ----------------------------------------------------------------------

2. To ratify and approve the separation of 3Si's software division as a new subsidiary (KEWI.net) and the Private Offering of KEWi.net shares.

  |_| FOR this proposal      |_| AGAINST this proposal   |_| ABSTAIN from voting

 (Continued on reverse side.)

3. To ratify and approve the sale of substantially all of 3Si's remaining assets (except accounts receivable).

 |_|  FOR      |_| AGAINST    |_| ABSTAIN

4.   To approve the selection of auditors.

 |_| FOR       |_| AGAINST    |_| ABSTAIN


5. In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting, or any adjournment or postponement thereof.

Number of Shares held on record date:_________________


                                     PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY




                                     ___________________________________________
                                     Shareholder

                                     Dated: __________________________ , 1999


                                     Your signature(s) should agree with the name(s) in which you hold your 3Si stock. Custodians, Executors, Administrators,
                                     Trustees, Guardians and Attorneys should so indicate when signing.